Exhibit 4.4

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY DANISH, STATE OR OTHER SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE DANISH, STATE AND OTHER SECURITIES LAW REGISTRATION REQUIREMENTS HAVE BEEN MET OR (ii) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE DANISH, STATE AND OTHER SECURITIES LAW ARE AVAILABLE.

QUAKER CHEMICAL CORPORATION

CONVERTIBLE PROMISSORY NOTE

May 7, 2020

1.                   Principal. Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), promises to pay to TEL NORDIC Holding ApS, company registration no. 25899474, a company incorporated and registered under the laws of Denmark having its registered address at Søndre Strandvej 74 A, DK-3000 Helsingør, Denmark (“Payee”), an amount equal to DKK 20,000,000. This Convertible Promissory Note (the “Note”) is issued pursuant to that certain Share Sale and Purchase Agreement, dated on or about the date hereof, by and among Payee, Lars Skogstad-Jensen, the sole owner of Payee, and Quaker Chemical BV, a company incorporated and registered under the laws of The Netherlands having its registered address at Industrieweg 7, 1422 AH Uithoorn, The Netherlands, and a wholly-owned subsidiary of the Company (the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this Note shall have the meanings ascribed to them in the Purchase Agreement.

2.                   Interest. The Note shall accrue interest from the date hereof on the principal amount hereunder at the rate of five percent (5.0%) per annum until paid in full or converted as provided herein. Interest on the principal amount shall be calculated based on a 365-day year and the actual number of days elapsed. Interest that accrues hereunder shall be paid together with the repayment of the principal amount hereunder.

3.                   Conversion. Payee shall have the option beginning on the Business Day immediately after the Registration Statement (as defined in the Side Letter) becomes effective to convert all but not less than all of the principal amount of this Note and the interest accrued to but not including the date of conversion into a whole number of shares of the Company’s common stock, par value U.S. $1.00 per share (the “Common Stock”), based on the closing market price of Common Stock on the Business Day immediately prior to the date of conversion, as reported on the New York Stock Exchange, and the conversion rate of Danish Kroner into U.S. dollars as reported on such Business Day in the Wall Street Journal (the “Note Conversion”). No fractional shares of Common Stock shall be issued upon conversion and partial shares shall be rounded to the nearest whole number of shares of Common Stock. The Company may require the Note Conversion at any time after the tenth (10th) Business Day after the Company has filed with the SEC its quarterly report on Form 10-Q for the fiscal period ended March 31, 2020 if the Note has not previously been converted, and if not converted within three (3) Business Days after such tenth (10th) Business Day, the Note shall be due and payable.

4.                   Conversion Procedures. In connection with any conversion of this Note, Payee agrees to surrender to the Company or its agent this Note for cancellation and to execute and deliver such documents as are reasonably requested by the Company. The Company shall, within two (2) Business Days after conversion, deliver to the Payee evidence of the Payee’s book entry position representing the appropriate number of shares of Common Stock issued upon such conversion.

5.                   Notices; Delivery. All notices or other communications required or permitted under this Note shall be in writing and mailed, emailed or delivered to each party as follows: (i) if to the Payee, to TEL NORDIC Holding ApS, 1 Søndre Strandvej 74 A, DK-3000 Helsingør, Denmark, Attention: Lars Skogstad-Jensen, e-mail: skogstad@telnordic.com , or at such other address or email address as Payee furnishes the Company in writing, or (ii) if to the Company, Quaker Chemical Corporation, 901 E. Hector Street, Conshohocken, Pennsylvania 19428-2380, Attention: Robert T. Traub, email address: Robert.Traub@quakerhoughton.com, or at such other address or email address number as the Company shall have furnished to the Payee in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being deposited with an overnight courier service of recognized standing, (iv) when delivered by email (with receipt of appropriate confirmation) or (v) five (5) days after being deposited in the U.S. mail, first class with postage prepaid.

6.                   Governing Law. This Note shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws provisions thereof.

7.                   Amendments. This Note may be amended, or any provision hereof waived, only with the written consent of the Company and Payee.

8.                   Severability. If any provision of this Note shall for any reason be invalid, illegal or unenforceable, such provision shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain in full force and effect.

9.                   Termination and Survival. The provisions of this Note shall survive its execution and delivery. This Note shall terminate and be of no further force or effect upon repayment or conversion in accordance with its terms.

10.                Assignment. The Company’s obligations under this Note may not be voluntarily assigned without the consent of Payee. Subject to the preceding sentence, the rights and obligations of the Company and the Payee shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. This Note may not be transferred or assigned by Payee to anyone except an affiliate of Payee without the Company’s prior written consent (which consent will not be unreasonably withheld or delayed).

[Signature Page Follows]

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by a duly authorized officer of the Company.

COMPANY:

QUAKER CHEMICAL CORPORATION

By:	/s/ ROBERT T. TRAUB
Name:	Robert T. Traub
Title:	Senior Vice President, General Counsel & Corporate Secretary